Exhibit 10.85

AMENDMENT NO. 1

TO THE

FTI CONSULTING, INC.

2009 OMNIBUS INCENTIVE COMPENSATION PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF JUNE 2, 2010)

WHEREAS, FTI Consulting, Inc. (the “Company”) maintains the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, amended and restated effective as of June 2, 2010 (the “Plan”);

WHEREAS, pursuant to Section 11.1 of the Plan, the Board of Directors of the Company (the “Board”) may terminate, amend or modify the Plan or any portion hereof at any time; provided, however, that without the approval of the Company’s stockholders, no such amendment or modification shall be made that (i) would increase the total number of shares of Common Stock that may be granted under the Plan, in the aggregate, with respect to any type of Award, or with respect to any individual during any one calendar year, as provided in Section 9.1 of the Plan, in either case except as provided in Sections 9.2 through 9.5, or (ii) is required to be submitted to stockholders of the Company for approval pursuant to applicable law or the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other governmental and from time to time, alter, amend, modify or terminate the Plan in whole or in part; and

WHEREAS, the Board desires to amend the Plan, effective as of the date hereof, as set forth herein.

NOW, THEREFORE, the Board takes the following action with regard to the Plan:

FIRST: Pursuant to Section 11.1 of the Plan, the Plan is hereby amended, effective as of the date hereof, by deleting Section 12.6 of the Plan and replacing it with new Section 12.6 to read in its entirety as follows:

“12.6 Nontransferability and Pledging. Unless the Committee shall, in its sole and absolute discretion, determine otherwise, no Award or interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, or garnishment of any kind, other than by will or by the laws of descent and distribution; nor may such Award, interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. No Award and no right under any such Award, may be pledged, attached or otherwise encumbered or hypothecated other than in favor of the Company, and any purported pledge, attachment, encumbrance or hypothecation thereof other than in favor of the Company shall be void and unenforceable against the Company or any Affiliate, unless the Committee shall, in its sole and absolute discretion, determine otherwise.

SECOND: Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

Amendment No. 1 Dated January 20, 2014	1